UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Commission file number 000-26309

NATUROL HOLDINGS LTD.

(Exact name of registrant as specified in charter)

Delaware	98-0200471
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

201 E. Elizabeth St
Elizabeth City, NC	27909
(Address of Principal Executive Office)	(Zip Code)

Consultant and Employee Stock Compensation Plan

(Full Title of the Plan)

(252) 333-1777

(Registrant's Telephone Number, Including Area Code)

William E. Prince, President

201 E. Elizabeth St.

Elizabeth City, NC 27909

(Name and Address of Agent for Service)

Copy to:

Donald J. Stoecklein, Esq.

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California 92101

(619) 595-4882

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum Offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	500,000	$0.75	$375,000	$30.34

  The shares of Common Stock of Naturol Holdings Ltd. being registered consist of shares to be issued under the Consultant and Employee Stock Compensation Plan (the "Plan") described herein.

  Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee required under Section 6(b) of the Securities Act and are based upon the 5 day average of the high and low for the Common Stock of Naturol Holdings Ltd. as quoted on the Over-the-Counter Bulletin Board through January 20, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus concerning the Consultant and Employee Stock Compensation Plan ("Plan") is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act. Naturol Holdings Ltd. will maintain a file of the Plan and other information or documents in accordance with the provisions of Rule 428. Upon request, Naturol Holdings Ltd. shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by Naturol Holdings Ltd., a Delaware corporation ("Naturol") with the Commission (File No. 000-26309) are incorporated by reference in this Registration Statement: (i) Naturol's Annual Report on Form 10-KSB for the year ended December 31, 2002; (ii) Naturol's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003; (iii) Naturol's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, (iv) Naturol's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003, (v) Naturol's Current Report on Form 8-K filed on September 15, 2003; and (vi) Naturol's Current Report on Form 8-K filed on January 8, 2004.

All documents filed by Naturol pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

General

Naturol is authorized to issue 200,000,000 shares of Common Stock, par value $.001 per share. As of January 21, 2004 there were 9,074,793 shares, of which 4,006,052 shares have been paid for but have not been issued.

Common Stock

Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of stockholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members to the board of directors. Naturol's board of directors has authority, without action by its stockholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of Naturol of its stockholders and which may dilute the book value of the Common Stock. Stockholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Naturol, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Naturol has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Stoecklein Law Group. Pursuant to a Warrant Agreement between Naturol and Stoecklein Law Group (attached hereto as Exhibit 10-2) 500,000 shares of common stock are being registered in conjunction with the exercise of the Warrant by Stoecklein Law Group in exchange for prior services rendered to the Registrant.

Item 6. Indemnification.

Naturol's Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Section 145 and 102(b)(7) of the Delaware General Corporation Laws provides as follows:

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Naturol. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit # Description

5             Opinion of Stoecklein Law Group

10-1        Consultant and Employee Stock Compensation Plan.

10-2        Warrant Agreement between Naturol Holdings Ltd. and Stoecklein Law Group.

23            Consent of Weaver & Martin, LLC

Item 9. Undertakings.

Naturol, the registrant, hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Naturol certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elizabeth City, State of North Carolina, on this 21st day of January 2004.

NATUROL HOLDINGS LTD.

By:/s/ William E. Prince

William E. Prince, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                                     Title(s)                                     Date

/s/ William E. Prince                                    President                                 January 21, 2004

William E. Prince

/s/ William E. Prince                                    Secretary/Treasurer                 January 21, 2004

William E. Prince

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elizabeth City, State of North Carolina, on January 21, 2004.

NATUROL HOLDINGS LTD.

Consultant and Employee Stock Compensation Plan

By:/s/ William E. Prince

William E. Prince, Director